Exhibit 99.1

NewLink Genetics Reaches Enrollment Goal for Randomized Phase 2 Trial of Indoximod for Patients with Metastatic Breast Cancer

AMES, Iowa, December 10, 2015 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer, announced today that this month it reached the enrollment goal for NLG2101, a randomized Phase 2 study of indoximod in combination with taxane chemotherapy for patients with metastatic breast cancer. Indoximod is a small-molecule indoleamine 2,3-dioxygenase (IDO) pathway inhibitor that has the potential to disrupt mechanisms by which tumors evade the immune system.
“We believe that IDO is an increasingly important target in immuno-oncology, and that targeting the IDO pathway will be a critical component of future immuno-oncology combination therapies,” said Charles Link, Jr., M.D., Chairman and CEO of NewLink Genetics. “Completing enrollment in the clinical trial for this combination chemoimmunotherapy is an important step forward in evaluating indoximod in breast cancer.”
IDO pathway inhibitors are a class of immune checkpoint inhibitors akin to the recently developed antibodies targeting CTLA-4, PD-1, and PD-L1 that represent potential breakthrough approaches to cancer therapy. The IDO pathway regulates immune response by suppressing T-cell activation, which enables local tumor immune escape. Recent studies have demonstrated that the IDO pathway is active in many cancers, both within tumor cells as a direct defense against T-cell attack and also within antigen presenting cells in tumor draining lymph nodes, whereby this pathway promotes peripheral tolerance to tumor associated antigens (TAAs). When hijacked by developing cancers in this manner, the IDO pathway may facilitate the survival, growth, invasion and metastasis of malignant cells whose expression of TAAs might otherwise be recognized and attacked by the immune system.
NewLink Genetics has a number of active programs directed at synthesizing inhibitors to the IDO pathway and, additionally, the company has discovered novel tryptophan-2,3-dioxygenase (TDO) specific inhibitors. IDO pathway inhibitors such as indoximod are designed to be used in combination with other therapeutic agents to maximize the body's immune response against tumors. In addition, NewLink Genetics has entered into an exclusive worldwide license and collaboration agreement with Genentech, a member of the Roche Group, for the development of GDC-0919, which is currently in Phase 1 clinical development in patients with recurrent or advanced solid tumors.
About the NLG2101 Trial
NLG2101 is a Phase 2, 1:1 randomized study evaluating indoximod in 154 patients with ER/PR +/- and HER2- metastatic breast cancer who have not received any prior chemotherapy in the metastatic setting. The primary endpoint of NLG2101 is progression-free survival after treatment with docetaxel 75 mg/m2 or paclitaxel 80 mg/m2 with or without indoximod.
About NewLink Genetics Corporation and IDO Pathway Inhibitors
NewLink is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer. NewLink Genetics’ portfolio includes biologic and

Exhibit 99.1

small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information, please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2015; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.
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Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investor Contact:
Donna LaVoie or Kristina Coppola
LaVoieHealthScience
617-374-8800, ext. 107/105
dlavoie@lavoiehealthscience.com
kcoppola@lavoiehealthscience.com

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com